EXHIBIT 99.1

FOR IMMEDIATE RELEASE
                                          SPORTS ENTERTAINMENT ENTERPRISES, INC.

                                                    Media Contact: Ronald Boreta
                                                                    702-798-7777

             SPORTS ENTERTAINMENT ENTERPRISES, INC. [OTC BB:SPEA.OB]
              ANNOUNCES TRANSACTION WITH ROBERT F.X. SILLERMAN AND
                              ELVIS PRESLEY ESTATE

                SILLERMAN WILL OBTAIN MAJORITY CONTROL OF COMPANY
           SIMULTANEOUS WITH AN ACQUISITION OF AN 85% STAKE IN ELVIS
                     PRESLEY ENTERPRISES AND RELATED ASSETS

New York, New York - December 16, 2004 - Sports Entertainment Enterprises, Inc. [OTC BB:SPEA.OB] announced today that it has entered into a definitive agreement with two entities controlled by Lisa Marie Presley and RFX Acquisition LLC
(RFX), a company formed and controlled by Robert F.X. Sillerman, in which RFX will acquire a controlling interest in SPEA simultaneous with and conditioned upon SPEA's acquisition of a controlling interest in entities which control the commercial utilization of the name, image and likeness of Elvis Presley, the operation of Graceland and the surrounding properties, as well as revenue derived from Elvis' music, films and television specials.

As part of the transaction, RFX will contribute $3.43 million to SPEA in exchange for 34,320,124 newly issued shares of SPEA common stock. In addition to the shares received from the company, RFX will receive warrants to purchase 8,689,599 shares of the common stock at $1.00 per share, warrants to purchase 8,689,599 shares of common stock at $1.50 per share, and warrants to purchase 8,689,599 shares of common stock at $2.00 per share. Simultaneous with this exchange, RFX will also acquire an aggregate of 2,240,397 shares of the company's common stock directly from certain principal stockholders of the company at a price of $0.10 per share. Upon consummation of these transactions, RFX and its affiliates including Mr. Sillerman will own approximately 94 percent of the outstanding common stock of the Company, and assuming exercise of the warrants, will own approximately 96 percent of the then outstanding common stock of the company.

Simultaneous with RFX's contribution, Ms. Presley will contribute 85 percent of the outstanding equity interests of the two entities that own the assets of and control the Presley businesses in exchange for total consideration of approximately $100 million, consisting of approximately $53 million in cash, approximately $22 million in Preferred Stock of SPEA, 500,000 shares of SPEA common stock and the assumption or extinguishment of approximately $25 million of outstanding indebtedness. Ms. Presley will retain a 15 percent interest in the two Presley entities, which will operate as 85 percent-controlled subsidiaries of the company.

Though RFX has made a deposit of $5 million, to be credited towards the purchase price when the closing occurs, the closing of the transaction remains subject to a number of significant conditions, including a three year audit of the combined operations of the

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Presley entities which is currently being conducted by Deloitte & Touche LLP. In addition, RFX and the Presley entities have the right, under certain limited circumstances, to require SPEA to assign its rights under the proposed transaction to another inactive publicly traded company.

Accordingly, there can be no assurance that the transactions will be consummated or, if consummated, that SPEA will be a participant. Approval of SPEA's shareholders will not be required to consummate the transactions. Though the transaction does not have a financing condition, RFX Acquisition may seek equity or debt financing on behalf of SPEA to fund the cash portion of the Presley purchase price. If financing is not available on terms that RFX deems reasonable, RFX and its principals will consider providing additional debt and equity capital to the company. Any financing may result in additional dilution to SPEA's stockholders.

On a combined and unaudited basis, the "Elvis" businesses had total revenue of $44.9 million for the twelve months ended December 31, 2003 and $37.9 million for the nine months ended September 30, 2004. Net operating income, before depreciation and amortization, for those periods was $12.0 million and $9.4 million, respectively.

Mr. Sillerman, the founding and controlling member of RFX, was the founder, a major shareholder and served as Executive Chairman of SFX Entertainment from its inception in 1997 until its sale to Clear Channel Communications in August 2000. SFX Entertainment was the largest presenter, promoter and producer of live entertainment in the world. Prior to that, Mr. Sillerman was a founder, major shareholder and served as Executive Chairman of SFX Broadcasting, Inc., a major owner and operator of radio stations, from its inception in 1992 through its sale in 1998 to an affiliate of buyout firm Hicks, Muse Tate & Furst. Mr. Sillerman is also a founder and the controlling member of MJX Asset Management LLC, a company engaged in the management of, and investment in, collateralized debt obligation funds. MJX Asset Management currently has approximately $1.5 billion under management.

If and when the transaction is consummated and upon compliance with all applicable rules and regulations, it is anticipated that Mr. Sillerman and his designees, will assume control of the company's Board of Directors. Following completion of the transaction, Mr. Sillerman will have sufficient voting control to elect the Board of Directors, although at least 50 percent of the Directors will be unaffiliated with Mr. Sillerman and meet the standard for "independence" as defined by the major stock exchanges. In connection with her receipt of the Preferred Stock, Ms. Presley will have the right to either serve as a director of the company or to designate an individual to serve on her behalf. In accordance with Rule 14(f) of the Securities Exchange Act of 1934, as amended, a
Schedule 14F will be mailed to SPEA's stockholders prior to effectuation of the change of control. It is contemplated that following the closing, the current executive officers of SPEA will resign. It is anticipated that Deloitte & Touche will be appointed auditors for the company following the transaction.

Mr. Sillerman has agreed that, following completion of the transaction and subject to certain minor conditions and exceptions, he and certain of his affiliates will conduct all of their active media and entertainment-related activities through the Company.

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Bear Stearns & Co. Inc. is representing Mr. Sillerman in the transaction and Ms.
Presley is being represented by Provident Financial Management and The Salter Group.

SPEA disposed of all of its operating businesses in the second and third quarters of 2002. As a result, the company now has no business operations and only minimal assets and liabilities. SPEA's primary objective is to seek out and pursue a transaction with a business enterprise that might have a desire to take advantage of the company's status as a public corporation. If the transactions described herein are not consummated, there is no assurance that SPEA will acquire a favorable business opportunity through such a transaction.

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